UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: August 21, 2012
Date of earliest event reported: August 20, 2012

Warner Chilcott Public Limited Company
(Exact name of registrant as specified in its charter)

Ireland	0-53772	98-0626948
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Grand Canal Square, Docklands
Dublin 2, Ireland
(Address of principal executive offices, including zip code)

+353 1 897 2000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On August 20, 2012, Warner Chilcott Holdings Company III, Limited (“Holdings”), WC Luxco S.à r.l. (the “Luxco Borrower”), Warner Chilcott Corporation (the “US Borrower”) and Warner Chilcott Company, LLC (the “PR Borrower,” and, together with the Luxco Borrower and the US Borrower, the “Borrowers”), each an indirect subsidiary of Warner Chilcott plc (the “Company”), Bank of America, N.A. as administrative agent for the lenders, and the lenders named therein executed Amendment No. 1 (“Amendment No. 1”) to the Credit Agreement (the “Credit Agreement”), dated as of March 17, 2011, among the Borrowers, Bank of America, N.A. as administrative agent for the lenders, and the lenders thereunder.

Pursuant to Amendment No. 1, the Borrowers incurred an additional $600 million aggregate principal amount of new term loans which, together with cash on hand, will be used to fund the payment of the Dividend (defined below) and related fees and expenses. The new term loan facilities are comprised of a $300 million Term Loan B-4/5 maturing on August 20, 2017 and bearing interest at LIBOR plus 3.00% and a $300 million Additional Term Loan B-1 maturing on March 15, 2018 and bearing interest at LIBOR plus 3.25%, with a LIBOR floor of 1.00%.

Loans under the new Term Loan B-4/5 facility amortize quarterly beginning on December 31, 2012 in an aggregate annual amount equal to a percentage of the original principal amount of the new Term  Loan B-4/5 facility as follows: (i) 10% during the first year after funding, (ii) 20% during each of the three subsequent years after funding, and (iii) 30% during the final year. Loans under the new Additional Term Loan B-1 facility amortize quarterly beginning on September 30, 2012 in an aggregate annual amount equal to 1% of the original principal amount of the facility, with the balance payable at maturity.

In addition, as a result of Amendment No. 1, both the new and existing Term B Loans are subject to a one-year “soft call” provision pursuant to which the Company is required to pay a 1.00% premium or fee on any portion of such Term B Loans that are amended to reduce the total yield thereon or that are refinanced with indebtedness having a lower total yield within one year of the closing.

Amendment No. 1 also effected certain other amendments to the Credit Agreement, including to permit the incurrence of the new Term B Loans, to allow for future incremental facilities under the Credit Agreement, to permit the payment of the Dividend and to amend the financial covenants discussed below.

The terms of Amendment No. 1 require the Company and its subsidiaries (on a consolidated basis and subject to certain exceptions) to meet the following financial tests over the term of the new Term Loans:

•	maintenance of maximum funded indebtedness to consolidated EBITDA of not more than 4.25 to 1, initially, decreasing to 3.50 to 1 over time; and

•	maintenance of minimum consolidated EBITDA to consolidated interest charges of 2.50 to 1.

Certain of the lenders under the Credit Agreement or their affiliates have provided, and may in the future provide, certain commercial banking, financial advisory, and investment banking services in the ordinary course of business for the Company, its subsidiaries and certain of its affiliates, for which they receive customary fees and commissions. Affiliates of JPMorgan Chase Bank, N.A. are shareholders of the Company. Relationships and transactions with such shareholders and their affiliates are described in the Company’s Definitive Proxy Statement filed on April 6, 2012.

The foregoing does not constitute a complete summary of the terms of Amendment No. 1 or the Credit Agreement and reference is made to the complete text of Amendment No. 1, which is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the Credit Agreement, which is filed as Exhibit 10.50 to the Company’s Annual Report on Form 10-K filed on February 24, 2012, each of which is incorporated by reference herein.

Item 2.03  Creation of a Direct Financial Obligation of a Registrant

The information set forth above in Item 1.01 is incorporated by reference in this Item 2.03.

Item 8.01 Other Events

On August 21, 2012, the Company issued a press release announcing, among other things, the declaration of a special cash dividend of $4.00 per share (the “Dividend”). The Dividend will be paid on September 10, 2012 to shareholders of record of the Company as of the close of business on August 31, 2012. A copy of the press release is attached hereto as Exhibit 99.1. Exhibit 99.1 is furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01   Financial Statements and Exhibits

(d) Exhibits

Exhibit 10.01
Amendment No. 1 to Credit Agreement, dated as of August 20, 2012, by and among Warner Chilcott Holdings Company III, Limited, WC Luxco S.à r.l., Warner Chilcott Corporation and Warner Chilcott Company, LLC, Bank of America, N.A. as administrative agent for the lenders, and the lenders named therein

Exhibit 99.1	Press Release issued August 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Warner Chilcott Public Limited Company

By:	/s/ Paul Herendeen
	Name:	Paul Herendeen
	Title:	Executive Vice President and Chief Financial Officer

Date: August 21, 2012

EXHIBIT INDEX

Exhibit No.	Description

10.01
Amendment No. 1 to Credit Agreement, dated as of August 20, 2012, by and among Warner Chilcott Holdings Company III, Limited, WC Luxco S.à r.l., Warner Chilcott Corporation and Warner Chilcott Company, LLC, Bank of America, N.A. as administrative agent for the lenders, and the lenders named therein

99.1	Press Release issued August 21, 2012